Exhibit 99.1

Media
& Analysts:	Sean Blakley
(713) 627-4963
Date:	December 2, 2008

Spectra Energy Partners Announces New President and Chief Executive Officer and Appointment of New Board Member

HOUSTON – Spectra Energy Partners GP, LLC, (NYSE: SEP) today announced that Gregory J. Rizzo will assume the role of president and chief executive officer, effective immediately. He will continue to serve on the Spectra Energy Partners’ board of directors.

“Greg has a long, successful history with the company and the depth of his knowledge and experience will be invaluable in this role,” said Fred J. Fowler, chairman, Spectra Energy Partners. “I am confident he has the talent and background necessary to assume the helm of Spectra Energy Partners and take it to the next level, ultimately to the benefit of unit holders, customers and other key stakeholders.”

Rizzo replaces Greg Harper who announced his resignation last month as president and chief executive officer and member of the board of directors of Spectra Energy Partners (SEP) to accept another position outside the company.

In addition to this new role with SEP, Rizzo will continue as group vice president, U.S. regulatory affairs, for Spectra Energy Corp.

Rizzo graduated from the University of Georgia at Athens with a bachelor’s degree in banking and finance, and received his Master of Business Administration degree in finance from the University of Houston. He serves on the executive committee of the Interstate Natural Gas Association of America (INGAA) Foundation and on the board of directors of the Southern Gas Association.

In addition, SEP announced today that Mark Fiedorek has been appointed to the board as a new director. Fiedorek is group vice president, Southeast transmission and storage, for Spectra Energy Corp, and has commercial responsibility for the SEP assets. His appointment is effective immediately.

Spectra Energy Partners, LP, is a Delaware limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, LLC, which owns a 745-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico. The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 37 Bcf of natural gas. For more information see www.spectraenergypartners.com.

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